Exhibit 10(iii)

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into effective as of this 31st day of December, 2003, by and among Michael G. Carlton (the “Executive”), Crescent Financial Corporation, a North Carolina corporation, and Crescent State Bank, a North Carolina-chartered bank and wholly owned subsidiary of Crescent Financial Corporation. Crescent Financial Corporation and Crescent State Bank are hereinafter sometimes referred to together or individually as “Crescent.”

WHEREAS, the Executive is the President and Chief Executive Officer of Crescent, possessing unique skills, knowledge, and experience relating to Crescent’s business, and the Executive has made and is expected to continue to make major contributions to the profitability, growth and financial strength of Crescent and affiliates,

WHEREAS, Crescent recognizes that, as is the case for most companies, the possibility of a Change in Control (as defined herein) exists,

WHEREAS, Crescent desires to assure itself of the continuity of management and desires to establish minimum severance benefits for certain of its officers and other key employees, including the Executive, if a Change in Control occurs,

WHEREAS, Crescent wishes to ensure that officers and other key employees are not practically disabled from discharging their duties if a proposed or actual transaction involving a Change in Control arises,

WHEREAS, Crescent desires to provide additional inducement for the Executive to remain in the employ of Crescent as President and Chief Executive Officer,

WHEREAS, Crescent and the Executive desire to set forth in this Employment Agreement the terms and conditions of the Executive’s employment,

WHEREAS, the Executive and Crescent State Bank are parties to an employment agreement dated as of December 31, 1998 but the Executive and Crescent intend that this Employment Agreement supersede and replace all provisions of the previous employment agreement, and

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of Crescent, is contemplated insofar as Crescent or any affiliates are concerned.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

EMPLOYMENT

1.1 EMPLOYMENT. Crescent Financial Corporation and Crescent State Bank hereby employ the Executive to serve as President and Chief Executive Officer according to the terms and conditions of this Employment Agreement and for the period stated in Article 3. The Executive hereby accepts employment according to the terms and conditions of this Employment Agreement and for the period stated in Article 3.

1.2 SERVICE ON THE BOARD OF DIRECTORS. (a) Board of Directors of Crescent Financial Corporation. The Executive is currently serving as a director of Crescent Financial Corporation. Crescent Financial Corporation shall nominate the Executive for election as a director at such times as necessary so that the Executive will, if elected by stockholders, remain a director of Crescent Financial Corporation throughout the term of this Employment Agreement. The Executive hereby consents to serve as a director of Crescent Financial Corporation, and the

Executive hereby consents to being named as a director of Crescent Financial Corporation in documents filed by Crescent Financial Corporation with the Securities and Exchange Commission. The Executive shall be deemed to have resigned as a director of Crescent Financial Corporation effective immediately after termination of the Executive’s employment under Article 5 of this Employment Agreement, regardless of whether the Executive submits a formal, written resignation as director.

(b) Board of Directors of Crescent State Bank. The Executive is currently serving as a director of Crescent State Bank. The board of directors of Crescent Financial Corporation and the board of directors of Crescent State Bank shall undertake every lawful effort to ensure that the Executive continues throughout the term of his employment to be elected or reelected as a director of Crescent State Bank. The Executive shall be deemed to have resigned as a director of Crescent State Bank effective immediately after termination of the Executive’s employment under Article 5 of this Employment Agreement, regardless of whether the Executive submits a formal, written resignation as director.

ARTICLE 2

DUTIES

As President and Chief Executive Officer of Crescent Financial Corporation, the Executive shall serve under the direction of Crescent Financial Corporation’s board of directors and in accordance with Crescent Financial Corporation’s Articles of Incorporation and Bylaws, as each may be amended or restated from time to time. As President and Chief Executive Officer of Crescent State Bank, the Executive shall serve under the direction of Crescent State Bank’s board of directors and in accordance with Crescent State Bank’s Articles of Incorporation and Bylaws, as each may be amended or restated from time to time. The Executive shall report directly to the board of directors. He shall serve Crescent faithfully, diligently, competently, and to the best of his ability, and he shall exclusively devote his full time, energy, and attention to the business of Crescent and to the promotion of Crescent’s interests throughout the term of this Employment Agreement. Without the written consent of Crescent Financial Corporation’s board of directors, the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this Article 2 shall prevent the Executive from managing his personal investments and affairs, provided that doing so does not interfere with the proper performance of his duties and responsibilities as President and Chief Executive Officer.

ARTICLE 3

TERM OF EMPLOYMENT

The initial term of this Employment Agreement shall be for a period of three years, commencing December 31, 2003. On the first anniversary of the December 31, 2003 effective date of this Employment Agreement and on each anniversary thereafter, this Employment Agreement shall be extended automatically for one additional year unless Crescent’s board of directors determines that the term shall not be extended.

If the board of directors determines not to extend the term, it shall promptly notify the Executive in writing. If the board decides not to extend the term of this Employment Agreement, this Employment Agreement shall nevertheless remain in force until its term expires. The board’s decision not to extend the term of this Employment Agreement shall not B by itself B give the Executive any rights under this Employment Agreement to claim an adverse change in his position, compensation, or circumstances or otherwise to claim entitlement to severance or termination benefits under Articles 6 or 7 of this Employment Agreement. References herein to the term of this Employment Agreement shall refer to the initial term, as the same may be extended. Unless sooner terminated, the Executive’s employment shall terminate when he reaches age 65.

ARTICLE 4

COMPENSATION AND OTHER BENEFITS

4.1 BASE SALARY. In consideration of the Executive’s performance of his obligations under this Employment Agreement, Crescent Financial Corporation shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $150,000, payable in semi-monthly installments. No less frequently than annually, the Executive’s salary shall be reviewed by the Compensation Committee of Crescent’s board of directors or by such other board committee as has jurisdiction over executive compensation. The Executive’s salary shall be increased no more frequently than annually to account for cost of living increases. The Executive’s salary also may be increased beyond the amount necessary to account for cost of living increases at the discretion of the committee having jurisdiction over executive compensation. However, the Executive’s salary shall not be reduced. The Executive’s salary, as the same may be increased from time to time, is referred to in this Employment Agreement as the “Base Salary.”

4.2 BENEFIT PLANS AND PERQUISITES. The Executive shall be entitled throughout the term of this Employment Agreement to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation plans providing pension, medical, dental, disability, and group life benefits, including the Crescent State Bank Employees’ 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for any such plans or benefits. Without limiting the generality of the foregoing –

(a) Participation in Stock Plans. The Executive shall be eligible to participate in Crescent’s stock option plans and other stock-based compensation, incentive, bonus, or purchase plans existing on the date of this Employment Agreement or adopted during the term of this Employment Agreement.

(b) Club Dues. During the term of this Employment Agreement, Crescent shall pay or cause to be paid the Executive’s membership dues in civic clubs. Without limiting the generality of the foregoing, the Executive shall be reimbursed for dues and expenses associated with his membership in and use of the McGregor Down County Club.

(c) Reimbursement of Business Expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred in performing his obligations under this Employment Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of Crescent and reasonable expenses for attendance at annual and other periodic meetings of trade associations.

(d) Use of Automobile. Crescent further agrees to provide the Executive, for both business and personal use so long as he is actually providing services hereunder, an automobile as he may select. Crescent agrees to provide the Executive with an automobile every three years, with the next automobile anticipated to be provided to the Executive on or about February 1, 2005. The Bank shall be responsible for all automobile expenses (including adequate insurance), repairs and maintenance thereof; provided, however, the Executive shall be responsible for gas and oil expense for automobile travel not related to the business of Crescent State Bank or Crescent Financial Corporation. Crescent shall obtain and maintain or cause to be obtained and maintained adequate insurance coverage on such automobile, providing at least as much coverage for loss, theft, damage, or injury on terms as Crescent generally provides for company-owned vehicles. The Executive shall be entitled to retain the automobile provided for his use at the termination of this Employment Agreement.

4.3 VACATION. The Executive shall be entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by Crescent, but in no event fewer than three weeks of vacation per year. The Executive shall schedule at least one week of vacation per year. The timing of vacations shall be scheduled in a reasonable manner by the Executive. The Executive shall not be entitled to any additional compensation for failure to use allotted vacation or sick leave nor shall the Executive be entitled to accumulate unused sick leave from one year to the next, unless authorized by Crescent’s board of directors to do so. Any vacation days not used in a given year shall be carried over and may be used by the Executive in any subsequent year; provided, however, that no more than five vacation days may be carried over to a subsequent year.

4.4 INDEMNIFICATION AND INSURANCE. (a) Indemnification. Crescent Financial Corporation shall indemnify the Executive or cause the Executive to be indemnified with respect to his activities as a director, officer, employee, or agent of Crescent Financial Corporation or Crescent State Bank and/or as a person who is serving or has served at the request of Crescent Financial Corporation (“Arepresentative”) as a director, officer, employee, agent, or trustee of an affiliated corporation, joint venture trust or other enterprise, domestic or foreign, in which Crescent Financial Corporation has a direct or indirect ownership interest against expenses (including without limitation attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by him (“Expenses”) in connection with any claim against the Executive that is the subject of any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, investigative, or otherwise and whether formal or informal (a “Proceeding”), to which the Executive was, is, or is threatened to be made a party by reason of the Executive being or having been such a director, officer, employee, agent, or representative.

The indemnification provided herein shall not be exclusive of any other indemnification or right to which the Executive may be entitled and shall continue after the Executive has ceased to occupy a position as an officer, director, employee, agent or representative with respect to Proceedings relating to or arising out of the Executive’s acts or omissions during his service in such position. The benefits provided to the Executive under this Employment Agreement for the Executive’s service as a representative shall be payable if and only if and only to the extent that reimbursement to the Executive by the affiliated entity with which the Executive has served as a representative, whether pursuant to agreement, applicable law, articles of incorporation or association, by-laws or regulations of the entity, or insurance maintained by such affiliated entity, is insufficient to compensate the Executive for Expenses actually incurred and otherwise payable by Crescent under this Employment Agreement. Any payments in fact made to or on behalf of the Executive directly or indirectly by the affiliated entity with which the Executive served as a representative shall reduce the obligation of Crescent hereunder.

(b) Exclusions. Anything herein to the contrary notwithstanding, however, nothing in this section 4.4 requires indemnification, reimbursement, or payment by Crescent Financial Corporation or Crescent State Bank, and the Executive shall not be entitled to demand indemnification, reimbursement or payment hereunder B

(1) if and to the extent indemnification, reimbursement, or payment constitutes a “prohibited indemnification payment” within the meaning of Federal Deposit Insurance Corporation Rule 359.1(l)(1) [12 CFR 359.1(l)(1)], or

(2) for any claim or any part thereof as to which the Executive shall have been determined by a court of competent jurisdiction, from which no appeal is or can be taken, by clear and convincing evidence, to have acted with deliberate intent to cause injury to Crescent Financial Corporation or Crescent State Bank or with reckless disregard for the best interests of Crescent Financial Corporation, or

(3) for any claim or any part thereof arising under Section 16(b) of the Securities Exchange Act of 1934 as a result of which the Executive is required to pay any penalty, fine, settlement, or judgment, or

(4) for any obligation of the Executive based upon or attributable to the Executive gaining in fact any personal gain, profit, or advantage to which he was not entitled, or

(5) any proceeding initiated by the Executive without the consent or authorization of Crescent Financial Corporation’s board of directors, but this exclusion shall not apply with respect to any claims brought by the Executive (a) to enforce his rights under this Employment Agreement, or (b) in any Proceeding initiated by another person or entity whether or not such claims were brought by the Executive against a person or entity who was otherwise a party to such proceeding.

(c) Insurance. Crescent Financial Corporation shall maintain or cause to be maintained liability insurance covering the Executive throughout the term of this Employment Agreement.

ARTICLE 5

TERMINATION OF EMPLOYMENT

5.1 TERMINATION BY THE EMPLOYER. (a) Death or Disability. The Executive’s employment shall terminate automatically on the date of the Executive’s death. If the Executive dies in active service to the Crescent, for twelve months after the Executive’s death Crescent shall assist the Executive’s family with continuing health care coverage under COBRA substantially identical to that provided for the Executive before his death.

By delivery of written notice 30 days in advance to the Executive, Crescent may terminate the Executive’s employment if the Executive is disabled. For purposes of this Employment Agreement, the Executive shall be deemed to be “disabled” if an independent physician selected by Crescent and reasonably acceptable to the Executive or his legal representative determines that, because of illness or accident, the Executive is unable to perform his duties and will be unable to perform his duties for a period of 90 consecutive days. The Executive shall not be deemed to be disabled, however, if he returns to work on a full-time basis within 30 days after Crescent gives him notice of termination due to disability. If the Executive is terminated by either of Crescent Financial Corporation or Crescent State Bank because of disability, his employment with the other shall also terminate at the same time.

(b) Termination Without Cause. With written notice to the Executive 60 days in advance, Crescent may terminate the Executive’s employment without Cause. If the Executive is terminated without Cause by either of Crescent Financial Corporation or Crescent State Bank, he shall be deemed also to have been terminated without Cause by the other.

(c) Termination with Cause. Effective on the date on which termination notice is given to the Executive and without the requirement of advance notice to the Executive, Crescent may terminate the Executive’s employment with Cause. If the Executive is terminated for Cause by either of Crescent Financial Corporation or Crescent State Bank, he shall be deemed also to have been terminated for Cause by the other.

The Executive shall not be deemed to have been terminated for Cause under this Employment Agreement unless and until there is delivered to the Executive a copy of a resolution duly adopted at a meeting of the board of directors called and held for such purpose, which resolution shall (1) contain findings that, in the good faith opinion of the board, the Executive has committed an act constituting Cause, and (2) specify the particulars thereof. The resolution of the board of directors shall be deemed to have been duly adopted if and only if it is adopted by the affirmative vote of at least 75% of the directors of Crescent Financial Corporation then in office or 75% of the directors of Crescent State Bank then in office, in either case excluding the Executive, at a meeting duly called and held for that purpose. Notice of the meeting and the proposed termination for Cause shall be given to the Executive a reasonable amount of time before the board’s meeting. The Executive and his counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board at the meeting. Nothing in this Employment Agreement limits the Executive’s or his beneficiaries’ right to contest the validity or propriety of the board’s determination of Cause.

(d) Definition of Cause. For purposes of this Employment Agreement, “Cause” means any of the following B

(1) an intentional act of fraud, embezzlement, or theft by the Executive in the course of his employment with Crescent Financial Corporation or Crescent State Bank. For purposes of this Employment Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of Crescent, or

(2) intentional violation of any law or significant policy of Crescent Financial Corporation or Crescent State Bank committed in connection with the Executive’s employment, which, in Crescent Financial Corporation’s or Crescent State Bank’s sole judgment, has an adverse effect on Crescent Financial Corporation or Crescent State Bank, or

(3) the Executive’s gross negligence or gross neglect of duties in the performance of his duties as an officer of Crescent Financial Corporation or Crescent State Bank, or

(4) intentional wrongful damage by the Executive to the business or property of Crescent Financial Corporation or Crescent State Bank, including without limitation the reputation of Crescent Financial Corporation or Crescent State Bank, which in Crescent’s sole judgment causes material harm to Crescent Financial Corporation or Crescent State Bank, or

(5) a breach by the Executive of his fiduciary duties to Crescent Financial Corporation and its stockholders or misconduct involving dishonesty, in either case whether in his capacity as an officer or as a director of Crescent Financial Corporation or Crescent State Bank, or

(6) a breach by the Executive of this Employment Agreement that, in the sole judgment of Crescent Financial Corporation or Crescent State Bank, is a material breach of this Agreement, which breach is not corrected by the Executive within 10 days after receiving written notice of the breach, or

(7) removal of the Executive from office or permanent prohibition of the Executive from participating in Crescent State Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(8) conviction of the Executive for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.

5.2 TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment with written notice to Crescent Financial Corporation 60 days in advance, whether with or without Good Reason. If the Executive terminates for Good Reason, the termination will take effect at the conclusion of the 60-day period unless the event or circumstance constituting Good Reason is cured by Crescent or unless the notice of termination for Good Reason is revoked by the Executive within the 60-day period. For purposes of this Agreement, “Good Reason” means any of the following events occur B

(a) Reduction in Base Salary: involuntary reduction of the Executive’s Base Salary,

(b) Reduced Participation in Bonus, Incentive, Compensation, and Other Plans: involuntary reduction of the Executive’s bonus, incentive, and other compensation award opportunities under Crescent Financial Corporation’s benefit plans and Crescent State Bank’s benefit plans, unless in the case of either company a company-wide reduction of all officers’ award opportunities occurs simultaneously,

(c) Participation in Benefit Plans: involuntary discontinuance of the Executive’s participation in any officer or employee benefit plan maintained by Crescent Financial Corporation or by Crescent State Bank, unless the plan is discontinued by reason of law or loss of tax deductibility to Crescent with respect to contributions to the plan, or is discontinued as a matter of Crescent Financial Corporation policy or Crescent State Bank policy applied equally to all participants in the plan,

(d) Reduction in Responsibilities or Status:

(1) assignment to the Executive of duties or responsibilities that are materially inconsistent with the Executive’s position as Crescent Financial Corporation’s principal executive officer or that represent a reduction of his authority,

(2) any other action by Crescent Financial Corporation or its successor or by Crescent State Bank that results in a material reduction or material adverse change in the Executive’s position, authority, duties or responsibilities,

(3) failure to appoint or reappoint the Executive as President and Chief Executive Officer of Crescent Financial Corporation,

(4) failure to nominate the Executive as a director of Crescent Financial Corporation, or

(5) failure to elect or reelect the Executive or cause the Executive to be elected or reelected to the board of directors of Crescent State Bank in accordance with Section 1.2(b) of this Employment Agreement without the Executive’s written consent,

(e) Failure to Obtain Assumption Agreement: failure to obtain an assumption of Crescent’s obligations under this Employment Agreement by any successor to Crescent Financial Corporation, regardless of whether such entity becomes a successor to Crescent Financial Corporation as a result of a merger, consolidation, sale of assets, or other form of reorganization,

(f) Termination without Compliance with this Employment Agreement: termination by Crescent of Executive’s employment effected in a manner that does not satisfy the requirements of this Employment Agreement,

(g) Material Breach: a material breach of this Employment Agreement by Crescent that is not corrected within a reasonable time, or

(h) Relocation of the Executive: relocation of Crescent Financial Corporation’s principal executive offices, or requiring the Executive to change his principal work location, to any location that is more than 15 miles from the location of Crescent Financial Corporation’s principal executive offices on the date of this Employment Agreement.

5.3 NOTICE. Any purported termination by Crescent or by the Executive shall be communicated by written notice of termination to the other. The notice must state the specific termination provision of this Employment Agreement relied upon. The notice must also state the date on which termination shall become effective, which shall be a date not earlier than the date of the termination notice. If termination is for Cause or with Good Reason, the notice must state in reasonable detail the facts and circumstances forming the basis for termination of the Executive’s employment.

ARTICLE 6

COMPENSATION AND BENEFITS AFTER TERMINATION

6.1 CAUSE. If the Executive’s employment terminates for Cause, the Executive shall receive the salary to which he was entitled through the date on which termination became effective and any other benefits that may be available to him under Crescent’s benefit plans and policies in effect on the date of termination.

6.2 TERMINATION BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive terminates employment other than for Good Reason, the Executive shall receive the salary to which he is entitled through the date on which his termination becomes effective and any other benefits that may be available to him under Crescent’s benefit plans and policies.

6.3 CONTINUED SALARY IN THE CASE OF TERMINATION BECAUSE OF DISABILITY. If the Executive’s employment terminates because of his disability, the Executive shall receive the salary earned through the date on which termination became effective, any unpaid bonus or incentive compensation due to the Executive for the calendar year preceding the calendar year in which the termination became effective, any payments the Executive is eligible to receive under any disability insurance program in which the Executive participates, such other benefits as may be available to the Executive through Crescent’s benefit plans, policies, and agreements, and any benefits provided for elsewhere in this Employment Agreement.

6.4 TERMINATION WITHOUT CAUSE AND TERMINATION FOR GOOD REASON. (a) Continued Salary. If Crescent terminates the Executive’s employment without Cause or if the Executive terminates employment for Good Reason, the Executive shall continue to receive the Base Salary for 24 months from the date of termination, but he shall not be entitled to continued participation in Crescent’s or a subsidiary’s 401(k) retirement plan(s) or any stock-based plans. Crescent and the Executive acknowledge and agree that the compensation and benefits under this paragraph (a) shall not be payable if compensation and benefits are payable or shall have been previously paid to the Executive under Article 7 of this Agreement. That is, the parties acknowledge and agree that the Executive shall not be entitled to duplicative compensation and benefit payments under paragraph (a) and under Article 7 if the Executive’s employment is terminated without Cause or if the Executive terminates employment with Good Reason.

(b) Cash-out of Value of Unvested Stock Options. If Crescent terminates the Executive’s employment without Cause or if the Executive terminates employment with Good Reason before full vesting of stock options then held by him, the Executive shall be entitled to receive from Crescent an amount equal to the value of the unvested stock options as of the effective date of termination. Amounts payable under this paragraph (b) shall be paid in a single lump sum within 90 days after termination of the Executive’s employment.

(c) Cash-out of the Executive’s 401(k) Retirement Plan Account. If Crescent terminates the Executive’s employment without Cause or if the Executive terminates employment with Good Reason before full vesting of the amounts credited to his account as a result of matching or discretionary contributions by Crescent under the Crescent State Bank Employees’ 401(k) Plan, the Executive shall be entitled to receive from Crescent an amount in cash equal to the value of any unvested contributions as of the effective date of termination.

(d) Outplacement and Support. If Crescent terminates the Executive’s employment without Cause or if the Executive terminates employment with Good Reason, Crescent shall pay or cause to be paid to the Executive reasonable outplacement expenses in an amount up to $25,000, and for one year after termination Crescent shall provide the Executive with the use of office space and reasonable office support facilities, including secretarial assistance.

6.5 POST-TERMINATION LIFE AND MEDICAL COVERAGE. If the Executive’s employment terminates involuntarily but without Cause, or voluntarily but with Good Reason, or because of disability, Crescent shall continue or cause to be continued at Crescent’s expense life and medical insurance benefits in effect during the two years preceding the date of the Executive’s termination. The benefits provided by this Section 6.5 shall continue until the first to occur of (a) the Executive’s return to employment with Crescent or another employer, (b) the Executive’s attainment of age 65, (c) the Executive’s death, or (d) the end of the term remaining under this Employment Agreement at the time of the Executive’s termination. If Crescent cannot provide such benefits because the Executive is no longer an employee, Crescent shall pay or cause to be paid to the Executive an amount in cash equal to the Executive’s cost to obtain such benefits.

6.6 SUPPLEMENTAL RETIREMENT PLAN. Crescent and the Executive have entered into a Salary Continuation Agreement dated as of October 1, 2003. Unless the Salary Continuation Agreement explicitly provides otherwise, whether benefits are properly payable to the Executive under the Salary Continuation Agreement shall be determined solely by reference to that agreement.

ARTICLE 7

CHANGE IN CONTROL BENEFITS

7.1 CHANGE IN CONTROL TERMINATION BENEFITS. (a) Termination of Executive Within Two Years After a Change in Control. If a Change in Control occurs during the term of this Employment Agreement, the Executive shall be entitled to the lump sum payment specified in paragraph (b) below if the Executive’s employment is involuntarily terminated without Cause within 24 months after the Change in Control or if the Executive terminates his employment with Good Reason (as defined in Section 5.2) within 24 months after the Change in Control. If the Executive is removed from office or if his employment terminates before a Change in Control occurs but after discussions with a third party regarding a Change in Control commence, and if those discussions ultimately conclude with a Change in Control, then for purposes of this Employment Agreement the removal of the Executive or termination of his employment shall be deemed to have occurred after the Change in Control.

(b) Lump Sum Payment: Crescent shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to three times the Executive’s annual compensation. For this purpose, annual compensation means (1) the Executive’s Base Salary at the time of the Change in Control or at the time Executive’s employment terminates, whichever is greater, plus (2) any bonuses or incentive compensation earned for the calendar year ended immediately before the year in which termination of employment occurs or the year in which the Change in Control occurs, whichever is greater, in either case regardless of when the bonus(es) or incentive compensation earned for the preceding calendar year is paid and regardless of whether all or part of the bonus or incentive compensation is subject to elective deferral. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this paragraph (b) is payable no later than five business days after the Executive’s employment terminates.

(c) Benefit Plans: In addition to life and medical insurance benefits under Section 6.5 of this Employment Agreement and any benefits to which the Executive may be entitled under the Salary Continuation Agreement referred to in Section 6.6 of this Employment Agreement, if the Executive’s employment is terminated by Crescent without Cause within 24 months after a Change in Control or if the Executive terminates his employment with Good Reason within 24 months after a Change in Control, Crescent shall (1) cause the Executive to become fully vested in any qualified and non-qualified plans, programs, or arrangements in which the Executive participated if the plan, program, or arrangement does not address the effect of a change in control, and (2) contribute or cause to be contributed to the Executive’s 401(k) plan account the matching and profit-sharing contributions, if any, that would have been made had the Executive’s employment not terminated before the end of the plan year.

7.2 DEFINITION OF CHANGE IN CONTROL. For purposes of this Agreement, “Change in Control” means any one of the following events occurs B

(a) Merger. Crescent Financial Corporation merges into or consolidates with another corporation, or merges another corporation into Crescent Financial Corporation, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were holders of Crescent Financial Corporation’s voting securities immediately before the merger or consolidation. For purposes of this Agreement, the term “person” means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity,

(b) Acquisition of Significant Share Ownership: after the date of this Agreement a report on Schedule 13D, Schedule TO, or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of the combined voting power of Crescent Financial Corporation’s voting securities outstanding (but this paragraph (b) shall not apply to beneficial ownership of voting shares held by Crescent State Bank in a fiduciary capacity or beneficial ownership of voting shares held by an employee benefit plan of Crescent State Bank),

(c) Change in Board Composition. during any period of two consecutive years, individuals who constitute Crescent Financial Corporation’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that B for purposes of this paragraph (c) B each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (b) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

(d) Sale of Assets. Crescent Financial Corporation sells to a third party all or substantially all of Crescent Financial Corporation’s assets. For this purpose, sale of all or substantially all of Crescent Financial Corporation’s assets includes sale of Crescent State Bank alone.

7.3 NO MULTIPLE SEVERANCE PAYMENTS. If the Executive receives payment under Section 7.1 he shall not be entitled to any additional severance benefits under Section 6.4 of this Employment Agreement.

7.4 GROSS-UP FOR TAXES. (a) Additional Payment to Account for Excise Taxes. If the Executive receives the lump sum payment under Section 7.1 of this Employment Agreement and acceleration of benefits under any other benefit, compensation, or incentive plan or arrangement with Crescent (collectively, the “Total Benefits”), and if any part of the Total Benefits is subject to the Excise Tax under section 280G and section 4999 of the Internal Revenue Code (the “Excise Tax”), Crescent shall pay to the Executive the following additional amounts, consisting of (1) a payment equal to the Excise Tax payable by the Executive under section 4999 on the Total Benefits (the “Excise Tax Payment”) and (2) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll, and excise taxes. Together, the additional amounts described in clauses (1) and (2) are referred to in this Employment Agreement as the “Gross-Up Payment Amount.” Payment of the Gross-Up Payment Amount shall be made in addition to the amount set forth in Section 7.1.

Calculating the Excise Tax. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax,

(1)	Determination of “Parachute Payments” Subject to the Excise Tax: any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s termination of employment (whether under the terms of this Employment Agreement or any other agreement or any other benefit plan or arrangement with Crescent, any person whose actions result in a Change in Control, or any person affiliated with Crescent or such person) shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Internal Revenue Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by Crescent as of the date immediately before the Change in Control (the “Accounting Firm”) such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Internal Revenue Code in excess (as defined in section 280G(b)(3) of the Internal Revenue Code), or are otherwise not subject to the Excise Tax,

(2)	Calculation of Benefits Subject to Excise Tax: the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (b) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (1), above), and

(3)	Value of Noncash Benefits and Deferred Payments: the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Internal Revenue Code.

Assumed Marginal Income Tax Rate. For purposes of determining the Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).

Return of Reduced Excise Tax Payment or Payment of Additional Excise Tax. If the Excise Tax is later determined to be less than the amount taken into account hereunder when the Executive’s employment terminated, the Executive shall repay to Crescent B when the amount of the reduction in Excise Tax is finally determined B the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction).

If the Excise Tax is later determined to be more than the amount taken into account hereunder when the Executive’s employment terminated (due, for example, to a payment whose existence or amount cannot be determined at the time of the Gross-Up Payment Amount), Crescent shall make an additional payment to the Executive for that excess (plus any interest, penalties or additions payable by the Executive for the excess) when the amount of the excess is finally determined.

(b) Responsibilities of the Accounting Firm and Crescent. Determinations Shall Be Made by the Accounting Firm. Subject to the provisions of Section 7.4(a), all determinations required to be made under this Section 7.4(b) B including whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the “Determination”) B shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to Crescent and the Executive within 15 business days after receipt of notice from Crescent or the Executive that there has been a Gross-Up Payment Amount, or such earlier time as is requested by Crescent.

Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by Crescent. Crescent shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

Accounting Firm’s Opinion. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion to that effect, and to the effect that failure to report Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

Accounting Firm’s Determination Is Binding; Underpayment and Overpayment. The Determination by the Accounting Firm shall be binding on Crescent and the Executive. Because of the uncertainty in determining whether any of the Total Benefits will be subject to the Excise Tax at the time of the Determination, it is possible that a Gross-Up Payment Amount that should have been made will not have been made by Crescent (“Underpayment”), or that a Gross-Up Payment Amount will be made that should not have been made by Crescent (“Overpayment”). If, after a Determination by the Accounting Firm, the Executive is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred. The Underpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by Crescent to or for the benefit of the Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for his Excise Tax according to Section 7.4(a), the Accounting Firm shall determine the amount of the Overpayment that has been made. The Overpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Executive to or for the benefit of Crescent. Provided that his expenses are reimbursed by Crescent, the Executive shall cooperate with any reasonable requests by Crescent in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

Accounting Firm Conflict of Interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm to make the Determinations required hereunder (in which case the term “Accounting Firm” as used in this Employment Agreement shall be deemed to refer to the accounting firm appointed by the Executive under this paragraph).

ARTICLE 8

CONFIDENTIALITY AND CREATIVE WORK

8.1 NON-DISCLOSURE. The Executive covenants and agrees that he will not reveal to any person, firm, or corporation any confidential information of any nature concerning Crescent or its business, or anything connected therewith. As used in this Article 8, the term “confidential information” means all of Crescent Financial Corporation’s and its affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Employment Agreement, including but not limited to B

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

(d) trade secrets, as defined from time to time by the laws of the State of North Carolina.

Notwithstanding the foregoing, confidential information excludes information that B as of the date hereof or at any time after the date hereof B is published or disseminated without obligation of confidence or that becomes a part of the public domain (1) by or through action of Crescent, or (2) otherwise than by or at the direction of the Executive. This Section 8.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of his authority.

8.2 RETURN OF MATERIALS. The Executive agrees to deliver or return to Crescent upon termination, upon expiration of this Employment Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by Crescent or prepared by the Executive in connection with his services hereunder. The Executive will retain no copies thereof after termination of this Employment Agreement or termination of the Executive’s employment with Crescent.

8.3 INJUNCTIVE RELIEF. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to Crescent if the Executive fails to observe the obligations imposed on him by this Article 8. Accordingly, if Crescent institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to Crescent, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

8.4 AFFILIATES’ CONFIDENTIAL INFORMATION IS COVERED; CONFIDENTIALITY OBLIGATION SURVIVES TERMINATION. For purposes of this Article 8, the term “affiliate” of Crescent Financial Corporation includes Crescent State Bank and any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Crescent State Bank. The rights and obligations set forth in this Article 8 shall survive termination of this Employment Agreement.

8.5 CREATIVE WORK. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Employment Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by Crescent. The Executive hereby assigns to Crescent Financial Corporation and to Crescent State Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

ARTICLE 9

MISCELLANEOUS

9.1 SUCCESSORS AND ASSIGNS. (a) This Employment Agreement Is Binding on Crescent’s Successors. This Employment Agreement shall be binding upon Crescent Financial Corporation and any successor to Crescent Financial Corporation, including any persons acquiring directly or indirectly all or substantially all of the business or assets of Crescent Financial Corporation by purchase, merger, consolidation, reorganization, or otherwise. Any such successor shall thereafter be deemed to be “Crescent Financial Corporation” for purposes of this Employment Agreement. But this Employment Agreement and Crescent’s obligations under this Employment Agreement are not otherwise assignable, transferable, or delegable by Crescent. By agreement in form and substance satisfactory to the Executive, Crescent Financial Corporation shall require any successor to all or substantially all of the business or assets of Crescent Financial Corporation expressly to assume and agree to perform this Employment Agreement in the same manner and to the same extent Crescent would be required to perform if no such succession had occurred.

(b) This Employment Agreement Is Enforceable by the Executive and His Heirs. This Employment Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) This Employment Agreement Is Personal in Nature and Is Not Assignable. This Employment Agreement is personal in nature. Without written consent of the other parties, no party shall assign, transfer, or delegate this Employment Agreement or any rights or obligations under this Employment Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 9.1, Crescent shall have no liability to pay any amount to the assignee or transferee.

9.2 GOVERNING LAW, JURISDICTION AND FORUM. This Employment Agreement shall be construed under and governed by the internal laws of the State of North Carolina, without giving effect to any conflict of laws provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. By entering into this Employment Agreement, the Executive acknowledges that he is subject to the jurisdiction of both the federal and state courts in the State of North Carolina. Any actions or proceedings instituted under this Employment Agreement shall be brought and tried solely in courts located in the County of Wake, State of North Carolina, or in the federal court having jurisdiction in Cary, North Carolina. The Executive expressly waives his rights to have any such actions or proceedings brought or tried elsewhere.

9.3 ENTIRE AGREEMENT. This Employment Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by Crescent, and any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Employment Agreement, are hereby rescinded, revoked, and rendered null and void by the parties. The Salary Continuation Agreement and the Split Dollar Agreement and Endorsement and the parties’ rights and obligations thereunder shall remain in full force and effect according to the terms thereof, as the same may be amended and restated after the date of this Employment Agreement. Benefits payable under this Employment Agreement shall not be reduced by any benefits payable under the Salary Continuation Agreement, and benefits payable under the Salary Continuation Agreement shall not be reduced by any benefits payable under this Employment Agreement.

Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that this Employment Agreement supersedes in its entirety the employment agreement dated as of December 31, 1998 entered into by the Executive and Crescent State Bank, as amended or supplemented. The December 31, 1998 employment agreement shall hereafter be void and of no force or effect.

9.4 NOTICES. Any notice under this Employment Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of Crescent Financial Corporation at the time of the delivery of such notice, and properly addressed to Crescent Financial Corporation if addressed to Crescent Financial Corporation, 1005 High House Road, Cary, North Carolina 27513, Attention: Corporate Secretary.

9.5 SEVERABILITY. In the case of conflict between any provision of this Employment Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Employment Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Employment Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the balance of this Employment Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an injustice.

9.6 CAPTIONS AND COUNTERPARTS. The captions in this Employment Agreement are solely for convenience. The captions in no way define, limit, or describe the scope or intent of this Employment Agreement. This Employment Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9.7 NO DUTY TO MITIGATE. Crescent hereby acknowledges that it will be difficult and could be impossible (a) for the Executive to find reasonably comparable employment after his employment terminates, and (b) to measure the amount of damages the Executive may suffer as a result of termination. Additionally, Crescent acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. Accordingly, Crescent further acknowledges that the payment of severance and termination benefits under this Employment Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Employment Agreement by seeking other employment. Moreover, the amount of any payment provided for in this Employment Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after termination of his employment.

9.8 AMENDMENT AND WAIVER. This Employment Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Employment Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Employment Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Employment Agreement shall be held to be a waiver of any other or subsequent breach.

9.9 PAYMENT OF LEGAL FEES. Crescent is aware that after a Change in Control management could cause or attempt to cause Crescent to refuse to comply with its obligations under this Employment Agreement, or could institute or cause or attempt to cause Crescent to institute litigation seeking to have this Employment Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Employment Agreement. In these circumstances, the purpose of this Employment Agreement would be frustrated. It is Crescent’s intention that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Employment Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is Crescent’s intention that the Executive not be forced to negotiate settlement of his rights under this Employment Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (a) Crescent has failed to comply with any of its obligations under this Employment Agreement, or (b) Crescent or any other person has taken any action to declare this Employment Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, Crescent irrevocably authorizes the Executive from time to time to retain counsel of his choice, at Crescent’s expense as provided in this Section 9.9, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against Crescent or any director, officer, stockholder, or other person affiliated with Crescent, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between Crescent and any counsel chosen by the Executive under this Section 9.9, Crescent irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and Crescent and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by Crescent on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $250,000. Crescent’s obligation to pay the Executive’s legal fees provided by this Section 9.9 operates separately from and in addition to any legal fee reimbursement obligation Crescent Financial Corporation or Crescent State Bank may have with the Executive under any separate severance or other agreement.

9.10 CONSULTATION WITH COUNSEL AND INTERPRETATION OF THIS EMPLOYMENT AGREEMENT. The Executive acknowledges and agrees that he has had the assistance of counsel of his choosing in the negotiation of this Employment Agreement, or he has chosen not to have the assistance of his own counsel. Both parties hereto having participated in the negotiation and drafting of this Employment Agreement, they hereby agree that there shall not be strict interpretation against either party in connection with any review of this Employment Agreement in which interpretation thereof is an issue.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

WITNESSES	CRESCENT FINANCIAL CORPORATION

/s/ Bruce W. Elder	By:	/s/ Bruce I. Howell

/s/ Debbie D. Edwards	Its:	Chairman

WITNESSES	CRESCENT STATE BANK

/s/ Bruce W. Elder	By:	/s/ Bruce I. Howell

/s/ Debbie D. Edwards	Its:	Chairman

WITNESSES	EXECUTIVE

/s/ Bruce W. Elder	/s/ Michael G. Carlton

/s/ Debbie D. Edwards

County of Wake	)
	)	ss:
State of North Carolina	)

Before me this 31st day of December, 2003, personally appeared the above named                      and Michael G. Carlton, who acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.

/s/ Diana G. Grant
(Notary Seal)	Notary Public

My Commission Expires: 11 / 04 / 08